EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             FIRST QUARTER 1997

(1) In the first quarter STI completed Phase II at the Brayton Point Power Project. Brayton Point Station is owned by New England Power and is located in Somerset, MA. One STI separator has been running at Brayton Point in a temporary location at the plant since June of 1995. Phase II effectively doubles the Brayton Point separating capacity.

    STI announced in April 1997 a joint venture formed with Roanoke Cement Company to install equipment to separate unburned carbon from fly-ash at Carolina Power & Light's Roxboro, N.C. generating station. The joint venture will market the processed ash to concrete producers in the Virginia's and the Carolina's. The equipment is expected to be on-line in July or August 1997.

    STI also executed a licensing agreement in Europe and continues a testing program with a large mineral company in Germany.

(2) Separation Technologies' Financial Statements through March 31,
    1997.

                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                  March 31, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $2,223
          Total fixed Assets                         2,223
Current Assets:
    Cash and cash equivalents                          741
    Accounts Receivable                                333
    Inventories                                         29
    Prepaid Expenses and Other                          23
          Total Current Assets                       1,126
Other Assets:
    Deposits                                            50
    Acquired Intangibles                               325
    Patents and acquired Technology                    385
          Total Other Assets                           759
TOTAL ASSETS                                        $4,108

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                            (176)
    Additional Paid-in-Capital                      13,846
    Deficit accumulated during development        (11,595)
          Total Stockholders' Equity                 2,128
Long Term Liabilities:
    Notes Payable to EUA Energy                      1,000
          Total Long Term Liabilities                1,000
          Total Capitalization                       3,128
Current Liabilities:
    Accounts Payable                                   618
    Notes and Leases Payable                            90
    Accrued Expenses                                   222
    Other                                               50
          Total Current Liabilities                    980
TOTAL LIABILITIES AND EQUITY                        $4,108


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                      For the Period Ended March 31, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                    $555      $555
Cost of Revenues                             343       343
          Gross Profit                       212       212

Operating Expenses:
    Engineering, Research and Development    251       251
    Sales and Marketing Expenses              44        44
    General and Administrative Expenses      428       428
          Total Operating Expenses           723       723
Operating Income (Loss)                     (511)     (511)
Interest Charges                              28        28
Pre-tax Net Income (Loss)                  ($539)    ($539)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                        For the Year to Date Period March 31, 1997
                                     (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($539)
    Depreciation & Amortization                        230
    Change in Current Assets and Liabilities:
        Accounts Receivable                             89
        Accounts Payable                                37
        Other Current Assets and Liabilities            (5)
    Net Operating Activities                          (188)

Investing Activities:
    Capital Expenditures                              (284)
          Net Investing Activities                    (284)

Financing Activities:
    Decrease in Notes and Leases                       (22)
          Net Financing Activities                     (22)

Net increase in cash and cash equivalents             (494)
Cash and cash equivalents at December 31, 1996       1,236
Cash and cash equivalents at March 31, 1997            741